Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS DELIVERS STRONG START TO 2012

•	Net revenues grew 4.1% to $13.1 billion; Organic Net Revenues[1] up 6.5%

•	Operating Income increased 2.7%; Underlying Operating Income[1] grew 5.8%

•	Diluted EPS was $0.46; Operating EPS[1] was $0.57, up 9.6%

•	Company on track to deliver 2012 Organic Net Revenue growth of approximately 5% and Operating EPS growth of at least 9% on a constant currency basis

NORTHFIELD, Ill. – May 3, 2012 – Kraft Foods Inc. (NYSE: KFT) today reported strong first quarter 2012 results that were driven by accelerated growth of Power Brands, new product innovation and effective cost management in each geography.

“Our brand-building investments continue to win over consumers around the world in these tough economic times, and that’s fueling our strong business momentum,” said Irene Rosenfeld, Chairman and CEO. “We remain on track to create two industry-leading companies by the end of this year. As we execute this plan, I’m confident that we will again deliver top-tier results for our shareholders in 2012.”

Net revenues were $13.1 billion, up 4.1 percent. Organic Net Revenues increased 6.5 percent, driven by 11 percent growth from Power Brands. Pricing contributed 5.5 percentage points of growth, while volume/mix contributed 1.0 percentage point. The shift of Easter-related shipments into the first quarter benefited volume/mix by approximately 1.3 percentage points, while product pruning in North America had a negative impact of approximately 0.5 percentage points.

Operating income was $1.7 billion, and operating income margin was 12.9 percent. Underlying Operating Income, which excludes Integration Program2 costs, Restructuring Program3 costs and Spin-Off Costs4, grew 5.8 percent to $1.9 billion, driven by the effective management of input costs and volume/mix gains. These gains were tempered by the net

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[2]	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.
[3]	Restructuring Program costs represent non-recurring restructuring and related implementation costs reflecting primarily severance, asset disposals and other manufacturing related non-recurring costs.
[4]

Spin-Off Costs represent non-recurring transaction and transition costs associated with preparing the businesses for independent operations consisting primarily of financial advisory fees, legal fees, accounting fees, tax services and information systems infrastructure duplication. In addition, Spin-Off costs include financing and related costs to redistribute debt and secure investment grade credit ratings for both the North American Grocery Business and the Global Snacks Business.

impact of the following factors: significantly higher pension costs, the year-over-year change of unrealized gains/losses from hedging activities, an asset impairment charge, the loss of the Starbucks CPG business5 and a gain on sale of an asset. Underlying Operating Income1 margin rose 0.2 percentage points to 14.1 percent, despite the impact of the higher revenue base (from pricing) on the margin calculation of approximately 0.7 percentage points.

Diluted EPS was $0.46. Operating EPS1 was $0.57, up 9.6 percent, driven primarily by operating gains. Operating EPS growth was negatively impacted by $0.02 from the net impact of the following factors: the change in unrealized gains/losses from hedging activities, an asset impairment charge, the loss of the Starbucks CPG business and a gain on sale of an asset. Favorable foreign currency added $0.01, while higher pension costs were a $0.02 headwind.

Solid Top and Bottom-Line Growth in North America

Power Brands, new products and a continued focus on cost management fueled solid revenue and Underlying Operating Income growth in Kraft Foods North America.

Net revenues increased 1.3 percent. Organic Net Revenues1 grew 3.0 percent, led by higher pricing across each business segment, partially offset by lower volume/mix. Power Brands grew more than 6 percent. The Easter shift added more than 1 percentage point to volume/mix. However, this was more than offset by the impacts of product pruning of approximately 1 percentage point and lower shipments of Capri Sun ready-to-drink beverages, due to higher sales in the fourth quarter of 2011 in advance of an announced price increase.

Segment operating income declined 4.0 percent, including a negative 7.2 percentage point impact from Restructuring Program costs net of lower Integration Program costs versus the prior year, and a negative 1.5 percentage point impact from the loss of the Starbucks CPG business. Excluding these factors, segment operating income increased mid-single digits, reflecting effective management of input costs and lower SG&A, partially offset by unfavorable volume/mix.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[5]

Effective March 1, 2011, Starbucks unilaterally took control of the sale and distribution of the packaged coffee business in grocery stores and other channels by terminating its agreements with Kraft Foods and in a manner that Kraft Foods believes violates the terms of those agreements.

Europe Delivered Strong Growth in a Difficult Environment

Robust Power Brand growth, aggressive cost management and a continued focus on capturing synergies drove strong revenue and operating income gains in Kraft Foods Europe.

Net revenues increased 4.5 percent. Organic Net Revenues1 increased 7.2 percent. Volume/mix contributed 4.4 percentage points of growth, including an approximately 2 percentage point benefit from the Easter shift. Power Brands grew nearly 11 percent.

Segment operating income grew 24.7 percent, including a favorable 12.4 percentage point impact from lower Integration Program costs versus the prior year and a negative 3.0 percentage point impact from currency. Excluding these factors, favorable volume/mix, effective management of input costs and lower overheads drove mid-teens segment operating income growth. These gains were tempered by a strong increase in advertising and consumer support, particularly behind Power Brands.

Broad-Based Growth in Developing Markets

Kraft Foods Developing Markets delivered double-digit organic revenue and operating income growth with strong contributions from each region.

Net revenues increased 8.5 percent. Organic Net Revenues grew 11.5 percent, driven by both higher pricing and volume/mix gains, including an approximately 1 percentage point benefit from the Easter shift. Power Brands grew nearly 18 percent.

Segment operating income increased 29.6 percent, including a positive 5.5 percentage point impact from lower Integration Program costs versus the prior year, and a favorable 0.9 percentage point impact from currency. Excluding these factors, the strong double-digit growth in segment operating income was driven by volume/mix gains, effective management of input costs and a gain on the sale of an asset. This was partially offset by a double-digit increase in advertising and consumer support, investments in the sales force and an asset impairment charge.

OUTLOOK

“Our first quarter gave us a great start to the year,” said David Brearton, Executive Vice President and CFO. “We continue to expect 2012 Organic Net Revenue growth of approximately 5 percent and Operating EPS growth of at least 9 percent on a constant currency basis.”

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.

CONFERENCE CALL

Kraft Foods will host a conference call for investors with accompanying slides to review its results at 5 p.m. EDT today. Access to a live audio webcast with accompanying slides is available at www.kraftfoodscompany.com, and a replay of the event will also be available on the company’s web site.

ABOUT KRAFT FOODS

Kraft Foods Inc. (NYSE: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2011 revenue of $54.4 billion. Twelve of the company’s iconic brands – Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia, Tang and Trident – generate revenue of more than $1 billion annually. On Aug. 4, 2011, Kraft Foods announced plans to divide and create two independent public companies: a high-growth global snacks business and a high-margin North American grocery business. The transaction is expected to be completed before the end of 2012. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index. Visit www.kraftfoodscompany.com and www.facebook.com/kraftfoodscorporate.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words such as “continue,” “expect,” “will,” “confident,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, 2012 Organic Net Revenue growth; Operating EPS growth; our investments; our intent to create two industry-leading companies by the end of the year; and 2012 top-tier results. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, our failure to successfully separate the company, continued volatility of input costs, pricing actions, increased competition and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

NON-GAAP FINANCIAL MEASURES

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The company’s top-line measure is Organic Net Revenues, which this quarter excludes divestitures (including for reporting purposes the Starbucks CPG business) and currency. The company uses Organic Net Revenues and corresponding metrics as non-GAAP financial measures. Management believes Organic Net Revenues better reflects the underlying growth from the ongoing activities of our business and provides improved comparability of results.

The company uses Underlying Operating Income, which is defined as operating income excluding costs related to: the Integration Program; the Restructuring Program; and Spin-Off Costs, including transaction fees and other costs associated with the proposed spin-off of the North American grocery business. The company uses Underlying Operating Income and corresponding metrics as non-GAAP financial measures. Management believes Underlying Operating Income provides improved comparability of operating results.

The company uses Operating EPS, which is defined as diluted EPS attributable to Kraft Foods excluding costs related to: the Integration Program; the Restructuring Program; and Spin-Off Costs. The company uses Operating EPS and corresponding metrics as non-GAAP financial measures. Management believes Operating EPS provides improved comparability of operating results.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2012 and 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s results prepared in accordance with GAAP. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, with regard to the non-GAAP financial measures in the company’s Outlook, the company has not provided that information.

SEGMENT OPERATING INCOME

Management uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of its U.S. pension plan cost (which is a component of selling, general and administrative expenses), general corporate expenses (which are a component of selling, general and administrative expenses) and amortization of intangibles for all periods presented. The company centrally manages pension plan funding decisions and determination of discount rate, expected rate of return on plan assets and other actuarial assumptions. Therefore, the company allocates only the service cost component of its U.S. pension plan expense to segment operating income. The company excludes the unrealized gains and losses on hedging activities from segment operating income to provide better transparency of its segment operating results. Once realized, the company records the gains and losses on hedging activities within segment operating results. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

# # #

Schedule 1

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

For the Three Months Ended March 31,

(in millions of dollars, except per share data) (Unaudited)

	As Reported (GAAP)
	2012	2011	% Change Fav / (Unfav)
Net revenues	$13,093	$12,573	4.1%

Cost of sales	8,426	7,937	(6.2)%

Gross profit	4,667	4,636	0.7%
Gross profit margin	35.6%	36.9%

Selling, general and administrative expenses	2,822	2,933	3.8%

Asset impairment and exit costs	98	—	(100.0)%

Amortization of intangibles	56	57	1.8%

Operating income	1,691	1,646	2.7%
Operating income margin	12.9%	13.1%

Interest and other expense, net	553	446	(24.0)%

Earnings before income taxes	1,138	1,200	(5.2)%

Provision for income taxes	319	398	19.8%
Effective tax rate	28.0%	33.2%

Net earnings	$819	$802	2.1%

Noncontrolling interest	6	3	(100.0)%

Net earnings attributable to Kraft Foods	$813	$799	1.8%

Per share data:
Basic earnings per share attributable to Kraft Foods	$0.46	$0.46	—

Diluted earnings per share attributable to Kraft Foods	$0.46	$0.45	2.2%

Average shares outstanding:
Basic	1,773	1,754	(1.1)%
Diluted	1,783	1,760	(1.3)%

Schedule 2

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended March 31,

($ in millions) (Unaudited)

					% Change		Organic Growth Drivers
	As Reported (GAAP)	Impact of Divestitures (1)	Impact of Currency	Organic (Non-GAAP)	As Reported (GAAP)	Organic (Non-GAAP)	Vol / Mix		Price
2012
U.S. Beverages	$708	$—	$—	$708	(13.8)%	(3.5)%	(6.4	)pp	2.9	pp
U.S. Cheese	932	—	—	932	6.6%	6.6%	(6.3)		12.9
U.S. Convenient Meals	807	—	—	807	1.9%	1.9%	(1.0)		2.9
U.S. Grocery	852	—	—	852	7.3%	7.3%	4.6		2.7
U.S. Snacks	1,540	—	—	1,540	3.2%	3.2%	(4.1)		7.3
Canada & N.A. Foodservice	1,173	—	8	1,181	0.9%	1.9%	(2.6)		4.5

Kraft Foods North America	$6,012	$—	$8	$6,020	1.3%	3.0%	(2.8)		5.8

Kraft Foods Europe	3,151	—	83	3,234	4.5%	7.2%	4.4		2.8
Kraft Foods Developing Markets	3,930	—	108	4,038	8.5%	11.5%	4.1		7.4

Kraft Foods	$13,093	$—	$199	$13,292	4.1%	6.5%	1.0	pp	5.5	pp

2011
U.S. Beverages	$821	$(87)	$—	$734
U.S. Cheese	874	—	—	874
U.S. Convenient Meals	792	—	—	792
U.S. Grocery	794	—	—	794
U.S. Snacks	1,492	—	—	1,492
Canada & N.A. Foodservice	1,163	(4)	—	1,159

Kraft Foods North America	$5,936	$(91)	$—	$5,845

Kraft Foods Europe	3,016	—	—	3,016
Kraft Foods Developing Markets	3,621	—	—	3,621

Kraft Foods	$12,573	$(91)	$—	$12,482

(1)	Impact of divestitures includes for reporting purposes Starbucks CPG business.

Schedule 3

Kraft Foods Inc. and Subsidiaries

Operating Income by Reportable Segments

For the Three Months Ended March 31,

($ in millions) (Unaudited)

		2011 Impacts		2012 Impacts
	2011 Operating Income - As Reported (GAAP)	Integration Program costs (1)	Impact of Divestitures (2)	Integration Program costs (1)	Asset Impairment & Exit costs (3)	Impact of Currency	Spin-Off Costs (4)	2012-2014 Restructuring Program costs (5)	Operations	2012 Operating Income - As Reported (GAAP)	% Change
Segment Operating Income:
U.S. Beverages	$161	$—	$(13)	$—	$—	$—	$—	$(6)	$(44)	$98	(39.1)%
U.S. Cheese	134	—	—	—	—	—	—	(19)	52	167	24.6%
U.S. Convenient Meals	105	—	—	—	—	—	—	(6)	(6)	93	(11.4)%
U.S. Grocery	292	—	—	—	—	—	—	(9)	26	309	5.8%
U.S. Snacks	193	7	—	(2)	—	—	—	(27)	33	204	5.7%
Canada & N.A. Foodservice	151	1	(2)	(1)	—	(1)	—	(12)	(12)	124	(17.9)%

Kraft Foods North America	$1,036	$8	$(15)	$(3)	$—	$(1)	$—	$(79)	$49	$995	(4.0)%

Kraft Foods Europe	308	51	—	(19)	—	(11)	—	—	55	384	24.7%
Kraft Foods Developing Markets	405	35	—	(21)	(20)	4	—	—	122	525	29.6%
Unrealized G/(L) on Hedging Activities	62	—	—	—	—	—	—	—	(44)	18
HQ Pension	(42)	—	—	—	—	—	—	—	(38)	(80)
General Corporate Expenses	(66)	10	—	—	—	1	(39)	—	(1)	(95)
Amortization of Intangibles	(57)	—	—	—	—	(1)	—	—	2	(56)

Kraft Foods	$1,646	$104	$(15)	$(43)	$(20)	$(8)	$(39)	$(79)	$145	$1,691	2.7%

(1)

Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition. In Q1 2012, $5 million was recorded in Cost of Sales and $38 million was recorded in Selling, General and Administrative expenses. In Q1 2011, $3 million was recorded in Cost of Sales and $101 million was recorded in Selling, General and Administrative expenses.

(2)	Impact of divestitures includes for reporting purposes Starbucks CPG business.
(3)	Consists of an asset impairment charge related to a trademark in Japan.
(4)

Spin-Off Costs represent non-recurring transaction and transition costs associated with preparing the businesses for independent operations consisting primarily of financial advisory fees, legal fees, accounting fees, tax services and information systems infrastructure duplication.

(5)	Restructuring Program costs represent non-recurring restructuring and related implementation costs reflecting primarily severance, asset disposals and other manufacturing related non-recurring costs.

Schedule 4

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Operating Income

For the Three Months Ended March 31,

($ in millions) (Unaudited)

	As Reported (GAAP)	Integration Program costs (1)	Spin-Off Costs (2)	2012-2014 Restructuring Program costs (3)	Underlying (Non-GAAP)
2012
Net Revenues	$13,093	$—	$—	$—	$13,093
Operating Income	$1,691	$43	$39	$79	$1,852
Operating Income Margin	12.9%				14.1%

2011
Net Revenues	$12,573	$—	$—	$—	$12,573
Operating Income	$1,646	$104	$—	$—	$1,750
Operating Income Margin	13.1%				13.9%

(1)	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition.
(2)

Spin-Off Costs represent non-recurring transaction and transition costs associated with preparing the businesses for independent operations consisting primarily of financial advisory fees, legal fees, accounting fees, tax services and information systems infrastructure duplication.

(3)	Restructuring Program costs represent non-recurring restructuring and related implementation costs reflecting primarily severance, asset disposals and other manufacturing related non-recurring costs.

Schedule 5

Kraft Foods Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Diluted EPS

(Unaudited)

	Diluted EPS	% Growth
Diluted EPS Attributable to Kraft Foods for the Three Months Ended March 31, 2011 (GAAP)	$0.45
Integration Program costs (1)	0.07

Operating EPS for the Three Months Ended March 31, 2011 (Non-GAAP)	0.52

Increases in operations	0.06

Gain on sale of property	0.02

Asset impairment charge	(0.01)

Decreased operating income from the Starbucks CPG business cessation (2)	(0.01)

Change in unrealized gains on hedging activities	(0.02)

Favorable foreign currency (3)	0.01

Changes in taxes	—

Lower interest and other expense, net (4)	0.01

Higher shares outstanding	(0.01)

Operating EPS for the Three Months Ended March 31, 2012 (Non-GAAP)	0.57	9.6%
Integration Program costs (1)	(0.02)
Spin-Off Costs (5)	(0.06)
2012-2014 Restructuring Program costs (6)	(0.03)

Diluted EPS Attributable to Kraft Foods for the Three Months Ended March 31, 2012 (GAAP)	$0.46	2.2%

(1)

Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses, and are separate from those costs associated with the acquisition. Integration Program costs were $43 million, or $40 million after-tax including certain tax costs associated with the integration of Cadbury, for the three months ended March 31, 2012, as compared to $104 million, or $114 million after-tax for the three months ended March 31, 2011.

(2)

Effective March 1, 2011 Starbucks unilaterally took control of the sale and distribution of the packaged coffee business in grocery stores and other channels by terminating its agreements with Kraft Foods and in a manner that Kraft Foods believes violates the terms of those agreements.

(3)	Includes the favorable foreign currency impact on Kraft Foods foreign denominated debt and interest expense due to the strength of the U.S. dollar.
(4)	Excludes the loss on hedging instruments/other fees related to our planned Spin-Off.
(5)

Spin-Off Costs represent non-recurring transaction and transition costs associated with preparing the businesses for independent operations consisting primarily of financial advisory fees, legal fees, accounting fees, tax services and information systems infrastructure duplication, and financing and related costs to redistribute debt and secure investment grade ratings for both the North American Grocery Business and the Global Snacks Business. Spin-Off Costs for the three months ended March 31, 2012 were $173 million, or $113 million after-tax and include a pre-tax loss of $130 million related to interest rate swaps recognized in interest and other expenses, net as a result of a change in the planned timing of certain forecasted debt due to our planned Spin-Off and related debt capitalization plans.

(6)

Restructuring Program costs for the three months ended March 31, 2012 were $79 million, or $49 million after-tax and represent non-recurring restructuring and related implementation costs reflecting primarily severance, asset disposals and other manufacturing related non-recurring costs.

Schedule 6

Kraft Foods Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in millions) (Unaudited)

	000000000000	000000000000	000000000000
	March 31,	December 31,	March 31,
	2012	2011	2011
ASSETS
Cash and cash equivalents	$1,852	$1,974	$2,088
Receivables, net	7,314	6,361	7,131
Inventories, net	6,286	5,706	6,116
Other current assets	2,241	2,161	2,194
Property, plant and equipment, net	14,084	13,813	14,003
Goodwill	37,940	37,297	38,592
Intangible assets, net	25,602	25,186	26,351
Other assets	1,328	1,339	1,794

TOTAL ASSETS	$96,647	$93,837	$98,269

LIABILITIES AND EQUITY
Short-term borrowings	$3,320	$182	$1,812
Current portion of long-term debt	1,823	3,654	3,945
Accounts payable	5,545	5,525	5,535
Other current liabilities	8,610	9,084	8,487
Long-term debt	23,198	23,095	24,288
Deferred income taxes	6,901	6,738	8,252
Accrued pension costs	3,540	3,597	1,881
Accrued postretirement health care costs	3,259	3,238	3,052
Other liabilities	3,360	3,396	3,518

TOTAL LIABILITIES	59,556	58,509	60,770

TOTAL EQUITY	37,091	35,328	37,499

TOTAL LIABILITIES AND EQUITY	$96,647	$93,837	$98,269